Execution Copy

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (hereinafter “Agreement”) is made this 7th day of June, 2013, by and between Francis McAllister, of 722 Turtleback Road, 1B, Mesquite, Nevada 89027 (“Employee”) and Stillwater Mining Company, of 1321 Discovery Drive, Billings, Montana 59102 (“Employer”), (collectively “the Parties”).
R E C I T A L S
WHEREAS, Employee wishes to retire, pursuant to that certain employment agreement dated July 17, 2001, as amended on November 3, 2010 (“Employment Agreement”), on June 7, 2013 (“Retirement Date”); and
WHEREAS, the Parties have agreed that Employee will be provided with certain severance benefits as set forth in the Employment Agreement; and
WHEREAS, in consideration of these severance benefits, Employee has agreed to release certain claims he might have against Employer arising out of his employment or the termination of his employment;
NOW, THEREFORE, for and in consideration of the mutual promises, obligations and covenants herein contained, the Parties voluntarily and knowingly agree as follows:
A G R E E M E N T
1.Effective Date. This Agreement shall become effective on the Retirement Date.
2.    Termination. Employee’s duties as Chief Executive Officer shall terminate on the Retirement Date. Employee agrees that after the Retirement Date he will not perform any work for Employer, will resign from the Board of Directors, will resign as an officer and board member of all subsidiary companies, and shall have no authority to act on behalf of Employer or any related entities.

3.    Release. Employee shall, and hereby does, on behalf of himself, his heirs, successors and assigns, acknowledge full and complete satisfaction of, and does hereby waive his right to damages from and release, absolve and discharge Employer, its parents, subsidiaries, divisions, and affiliated corporations, past and present, and each of them, as well as their trustees, directors, officers, stockholders, agents, servants, employees, representatives, heirs and attorneys, past and present, and each of them (collectively the “Released Parties”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, complaints, wages, obligations, debts, labor grievances, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, related to or arising out of his employment or termination of his employment, which he owns or holds or at any time heretofore owned or held against the Released Parties or any one or more of the Released Parties, including specifically but not exclusively, without limiting the generality of the foregoing, (1) any and all claims arising out of or in any way connected with Employee’s employment, the 2004 Equity Incentive Plan (as amended), or payment of compensation, by Employer or its affiliates under the Employment Agreement or otherwise; (2) any and all claims arising out of or in any way connected with the termination of Employee’s employment with Employer; (3) any claim that could arise under common (including civil tort) law and/or state or federal statutes, including but not limited to, any and all claims under the federal Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Montana Wrongful Discharge from Employment Act, the Montana Human Rights Act, including but not limited to state and federal tax laws, and any other federal, state or local laws, without limitation or exception. Notwithstanding the foregoing, Employee is not releasing any claims or rights Employee may have (a) under this Agreement, (b) to any benefit entitlements vested as of the Retirement Date, pursuant to the written terms of any employee benefit plan of the Employer; (c) to continued participation in the Employer’s group health plans pursuant to COBRA or any similar state law, to the extent applicable; (d) to disability insurance benefits pursuant to the terms of applicable law; (e) to indemnification pursuant to applicable law, the Employer’s bylaws, or in accordance with indemnification provided to the Employer's directors and officers from time to time or to coverage under the terms of the Employer’s directors’ and officers’ liability insurance policies; or (f) that may not be released by private agreement as a matter of law (collectively, the “Excluded Claims”). Other than for the Excluded Claims, the Parties intend this Agreement to have a broad effect and to settle to the fullest extent permitted by law all claims and disputes, without limitation of any kind or nature, whether known or unknown, relating to Employee and his employment by Employer.
4.    Severance Amount. In satisfaction of any obligation to make payments on termination of employment under the Employment Agreement, Employer agrees to pay to Employee the following amounts: (1) all base salary and accrued but unpaid bonus amounts (if any) through the Retirement Date; (2) reimbursement of all expenses payable in accordance with past practice as set forth in the Employment Agreement; (3) $228,169.32, less required withholdings, paid on the Retirement Date, which represents the pro rata 2013 target bonus payable pursuant to the Employment Agreement; and (4) an aggregate amount equal to $2,560,200, less required withholdings, payable as follows: (a) $106,675 on the first monthly anniversary of the Retirement Date; (b) $106,675 on the second monthly anniversary of the Retirement Date; (c) $48,372 on the third monthly anniversary of the Retirement Date; (d) on the date that is six months and one day following the Retirement Date, $378,328; and (e) $106,675 each month, for a period of 18 months beginning on the 7th month anniversary of the Retirement Date and ending on the 24th month anniversary of the Retirement Date, until all installments due to Employee have been paid. Said amounts shall be paid via wire transfer.
5.    Unused and Accrued Vacation and Personal Holiday. The Parties acknowledge that, as of the Retirement Date, Employee will have accrued and not used 240 hours of vacation for 2013, 104 hours of vacation for 2014 and 8 hours for a 2013 personal holiday for which Employee will be paid, on the Retirement Date, $127,431.04, less required withholdings. Said amount shall be paid via wire transfer.
6.    Company Restricted Stock Units. Company agrees that as of the Retirement Date, any unvested Restricted Stock Units remaining under the Restricted Stock Unit Agreements dated January 14, 2011, February 17, 2011 and February 17, 2012 (“RSUs”) will be vested, such that all restrictions applicable to the RSUs will lapse, and the shares corresponding to the RSUs will be delivered to Employee by the Employer as soon as administratively practicable following the Retirement Date, but no later than 10 days following the Retirement Date. Employee agrees not to dispose of such shares received in violation of applicable securities law.

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7.    Insurance. The Parties understand that continuation of medical benefits, including dental and vision benefits, is governed by the appropriate provisions of the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., and it shall be solely Employee’s responsibility to initiate any continuation of insurance coverage. Subject to that understanding, in satisfaction of any obligation to provide continuation coverage or commensurate payment under the Employment Agreement, and as further consideration for this Agreement, Employer agrees to pay Employee, for the express purpose of offsetting the cost of Employee’s coverage, the following amounts: (1) $24,565.86, less required withholdings, payable on the Retirement Date; and (2) $1,364.77 each month, for a period of six months beginning on the 19th month anniversary of the Retirement Date and ending on the 24th month anniversary of the Retirement Date. Said amounts shall be paid via wire transfer. Employer shall have no further obligation in this regard.
8.    Acknowledgment of Compensation. Employee acknowledges that, except for the sums set out in this Agreement, he has received full payment of all wages and compensation due to him including, but not limited to, salary, vacation, and bonuses.
9.    Non-Competition and Non-Solicitation; Confidential Information and Trade Secrets. Employee agrees to abide by the Non-Competition and Non-Solicitation provisions, and the Confidential Information and Trade Secrets provisions, set out in Articles 14 and 15 of the Employment Agreement, respectively, which Articles, by their own terms, survive termination of the Employment Agreement, and which Articles are by this reference incorporated herein as if set out in full.
10.    Non-disparagement. Employee and Employer further agree, as a consideration for this Agreement and the payments made hereunder, that neither party to this Agreement, by word, writing or action, shall do anything to disparage the other party, its business or its services in any way.
11.    Severability. The terms of this Agreement are contractual and not a mere recital. Should any provision, or part of any provision, or application thereof, be held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end, the provisions of this Agreement are declared to be severable.
12.    No Representations. Employer makes no representations regarding the tax consequences of this Agreement or any payments made hereunder.
13.    Interpretation. The parties agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. The terms of this Agreement shall be enforced pursuant to Montana law.
14.    Waiver. Employee understands and intends that by this Agreement he is waiving any claims he may have under the federal Age Discrimination in Employment Act (ADEA) as amended, and represents and agrees that he has, either personally or through his attorney, considered all aspects of this Agreement and is fully advised and satisfied with the terms and effect of this Agreement; that he is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has voluntarily entered into this Agreement.
15.    Consideration Period. Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it. Employee further understands that he may use as much of this 21-day period as he wishes prior to signing.
16.    Revocation. Employee understands that this Agreement can be revoked within seven (7) calendar days of his signing it. Revocation can be made by delivering written notice of revocation to Employer at the address written herein, and directed to the attention of Kris Koss. For this revocation to be effective, written notice must be received by Ms. Koss no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in this Agreement.

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17.    Further Obligations. Employee agrees to resign on the Retirement Date from all officer positions of any company related to the Employer set forth in this Agreement. The parties further agree to execute and deliver to each other such further instruments and do such other and further acts as reasonably may be required to carry out the purposes of this Agreement, including, but not limited to prompt correction of any defect which may hereafter be discovered in the execution of the Agreement or any document given in connection herewith.
18.    Notice. Notice to be given under this Agreement should be sent by first class mail, postage prepaid to the parties at the following addresses:
Francis McAllister
722 Turtleback Road, 1B
Mesquite, NV 89027

Stillwater Mining Company
1321 Discovery Drive
Billings, MT 59102
Attention: Kris Koss
19.    Taxes. The parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with one or more exceptions to the requirements of Section 409A, including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding any provision of this Agreement to the contrary, the Employer neither represents nor warrants the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.
20.    Complete Agreement. The undersigned acknowledge that they have carefully read and understood the contents of this Agreement. They further acknowledge and agree that the consideration recited in this Agreement is the sole and only consideration for this Agreement, and no representations, promises, or inducements have been made by any party or its officers, employees, agents or attorneys thereof other than appear in this Agreement. EXCEPT AS SPECIFICALLY SET OUT HEREIN, this Agreement supersedes any other oral or written agreement or understanding between the parties regarding any matter within the scope of this Agreement, including, without limitation, the Employment Agreement.

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Employee acknowledges voluntarily entering into this Agreement on the date written above, with full knowledge of the rights that he may be waiving.

Francis McAllister
DATED:	June 7, 2013	/s/ Francis R. McAllister

Employer:
Stillwater Mining Company
DATED:	June 7, 2013	By:	/s/ Brian Schweitzer
		Its:	Chairman of the Board

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